Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of News Corporation for its registration of shares to acquire the minority interest of Fox Entertainment Group, Inc. and to the incorporation by reference therein of our report dated February 23, 2004 (except for items c, d, e of Note 19, as to which the date is March 2, 2004), with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. for the year-ended December 31, 2003, included in News Corporation’s Current Report on Form 8-K filed on November 24, 2004 for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 7, 2005